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                                                                    EXHIBIT 99.2


[MONY LOGO]               The MONY Group Inc.      NEWS RELEASE
                          1740 Broadway            MEDIA CONTACTS:
                          New York, NY 10019       Doug Myers 212 708 2472,
                          212 708 2472             dmyers@mony.com
                          212 708 2399 Fax         Christopher Breslin
                                                   212 708 2435,
                                                   cbreslin@mony.com

                                                   INVESTOR CONTACT:
                                                   Jay Davis 212 708 2917,
                                                   jdavis@mony.com



            THE MONY GROUP INC. OUTLINES STRATEGY AND GOALS FOR 2001


New York, NY, March 19, 2001 - At its annual investment community meeting today, The MONY Group Inc. (NYSE: MNY) outlined its 2001 plans for achieving strong protection and accumulation product sales, expanded distribution, and for leveraging its strong capital position in order to improve its operating return on equity. The company also discussed the impact that a sustained decline in the equity markets would have on its business operations and results this year.

MONY's plan calls for new annualized life insurance premiums to increase 32 percent to $350 million. The increase will be driven primarily by higher sales of corporate-owned life insurance (COLI). Sales from its career distribution system and from its newly created MONY Independent Network (MIN), a network of brokerage general agencies and broker/dealers that sell MONY protection products, will also contribute to the increase in insurance premiums. MONY's plan also calls for total accumulation sales of $2.5 billion, roughly equal to the record level of production in 2000.

Since MONY announced its 2001 earnings expectations in January, the equity markets have declined substantially, further affecting the sale of accumulation products, the fees derived from assets under management, and the demand for brokerage, trading and capital markets services. As a result, the company expects its first quarter operating EPS to be $0.29. This estimate reflects lower revenues and earnings from the company's


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accumulation and retail brokerage segments, as well as the fact that the company does not anticipate any contribution to earnings from its venture capital portfolio during this period.

The company is now assuming a modest improvement in the equity markets beginning late in the second quarter. Its current operating earnings estimate is $2.00 - $2.25 per share for 2001. This estimate reflects a $0.14 per share dilution caused by the goodwill amortization for the company's acquisition of Advest. It also assumes a 15 percent return on the company's venture capital portfolio over the last three quarters of 2001. The company currently has approximately $25 million of pre-tax gains in its venture capital portfolio.

MONY continues to enjoy a strong capital position, with the financial flexibility to both organically grow and acquire businesses that fit its strategic framework and improve operating return on equity. Since the fourth quarter of 1998 - when the company demutualized and became publicly traded - MONY has deployed nearly $400 million in acquisitions, including Advest, U.S. Financial Life (USFL), Trusted Advisors and Matrix Capital Markets.

Forward Looking Statements
This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for 2001. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described in the company's filings with the Securities and Exchange Commission. Among other things, venture capital gains or losses could differ from our assumptions because of further changes in equity values; movements in the equity markets could affect our investment results, the fees we earn from assets under management and the demand for our variable products; and actual death claims experience could differ from our mortality assumptions. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.



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The MONY Group Inc. (NYSE: MNY), with $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career agency sales force, brokerage general agencies, financial advisors, brokers and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation, Trusted Advisors Corp and Matrix Capital Markets Group, Inc.


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